April 23, 1996


Dear Institutional Holder:

I have previously told you our concerns about the Greenway proposal to spin off Unisys' business. I thought you should also hear the concerns expressed by the analysts with whom we recently discussed the proposal. Each of the analysts has extensive experience covering both the computer industry and Unisys; only one has had less than 10 years experience following our company. As a group they posses a strong understanding of the complexities of the computer business as well the factors driving the markets they serve. They offer compelling arguments AGAINST the spin-off proposal.

SUBSTANTIAL FINANCIAL AND BUSINESS RISKS ARE ASSOCIATED WITH A SPLIT-UP

There is a strong consensus among the analysts that there are definite financial and business risks in spinning off Unisys into three separate companies. They point out that Unisys needs a strong link among the three businesses to compete in a market emphasizing client/server computing: in order for Unisys to compete, it must be able to "sell networks and servers connected to either PC's or work stations." They also observe that size is instrumental if computer companies are to compete in today's market and, finally, that the biggest risk associated with a split-up is that the revenue base of the services business relies too heavily on the installed base to succeed independently.

"This is one company as of December 31 and the fact that they have three independent units does not make them separate companies capable of standing on their own feet. I am against the split-up..."

A SPIN-OFF WOULD SERIOUSLY JEOPARDIZE CUSTOMER RELATIONSHIPS

The analysts are nearly unanimous in their concern that customer relationships would suffer in the event of a spin-off.

"The split-up will absolutely jeopardize the customer base that they have. It would make it easy for the competitors to get in there. Their competitors are large. Hewlett
Packard, IBM, DEC are all large companies. Even Sun is getting to be larger that Unisys, so there would be competitive risks."

SPLITTING UP THE COMPANY WOULD HURT UNISYS' ABILITY TO SERVICE
ITS CUSTOMERS AND PROCURE NEW BUSINESS

Analysts are concerned that a split-up would not provide any benefits to Unisys in servicing its current customer base or procuring new business, and more specifically that the company, if split into three entities, would not be able to provide full solutions to its current customers. Other comments include:

"The proposal does not provide benefits to UIS' ability to service customers or get new business. The proposal does not provide anything -- it is too much theory and not enough substance".

A UNISYS SPIN-OFF WOULD MEAN LOST CUSTOMERS AND LOST REVENUES.

An overwhelming majority of the analysts we talked to strongly believe a split-up of Unisys would result in lost customers and lost revenues.

"A split-up would risk the loss of customers and revenues.
The uncertainties may be too great for the customers. Any competitor would use the split-up as a reason to reinvigorate the effort to procure customers... The sales force would spend too much time defending their structure and not selling the product and services."

A SPINOFF COULD NOT MATCH THE COST-SAVINGS/SYNERGY ASSOCIATED
WITH THE "ONE COMPANY-THREE BUSINESS" STRUCTURE.

A number of analysts believe a split-up will negatively Impact
Unisys cost-cutting/synergy strategy inherent in its restructuring.

"A split-up will eliminate the cost savings and synergy associated with UIS' current structure. If you have three different companies you have three different legal and accounting departments -- costs will be higher."

NUMBERS, PLEASE!

According to our conversations with the sell-side analysts, Greenway has not publicly provided any quantitative evidence that their proposed split-up will result in improved financial/operating results or any quantitative model of the structure of the proposed separation.

"The problem I have is the lack of details on the proposal.
I question where there are any details in existence other than just split the company up."

IN THE INTEREST OF REALIZING THE FULL BENEFIT OF UNISYS AS A FULL
SERVICE INFORMATION MANAGEMENT COMPANY, I URGE YOU TO VOTE AGAINST THE STOCKHOLDER PROPOSAL (PROPOSAL3). IF YOU WOULD LIKE TO DISCUSS THE PROPOSAL I CAN BE REACHED AT 215-986-2541.

Sincerely yours,



James A. Unruh